Exhibit 8.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

June 8, 2022

Martin Midstream Partners L.P.

Martin Midstream Finance Corp.

4200 Stone Road

Kilgore, Texas 75662

Ladies and Gentlemen:

We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), Martin Midstream Finance Corp., a Delaware corporation (“Finance Corp.”), Martin Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership”), Martin Operating GP LLC, a Delaware limited liability company (“Operating GP”), Redbird Gas Storage LLC, a Delaware limited liability company (“Redbird”), Talen’s Marine and Fuel LLC, a Louisiana limited liability company (“Talen’s”), and Martin Transport, Inc., a Texas corporation (together with Operating Partnership, Operating GP, Redbird and Talen’s, the “Subsidiary Guarantors”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering (i) securities that may be issued and sold by the Partnership, Finance Corp. and the Subsidiary Guarantors from time to time pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $250,000,000 and (ii) securities that may be sold by Martin Resource LLC, Cross Oil Refining and Marketing Inc. and Martin Product Sales LLC (the “Selling Unitholders”) from time to time pursuant to Rule 415 under the Securities Act. Such securities include (i) common units representing limited partner interests in the Partnership (the “Common Units”) that may be issued and sold by the Partnership; (ii) 6,114,532 Common Units that may be issued and sold by the Selling Unitholders; (iii) unsecured debt securities of the Partnership, in one or more series, consisting of notes, debentures or other evidences of indebtedness, which may be co-issued by Finance Corp. (the “Debt Securities”); and (iv) guarantees of such Debt Securities by one or more of the Subsidiary Guarantors. We prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Considerations” in the prospectus included in the Registration Statement (the “Prospectus”).

This opinion is based on various facts and assumptions and is conditioned upon certain representations made to us by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

June 8, 2022

Martin Midstream Partners L.P.

Martin Midstream Finance Corp.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Prospectus and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. This letter speaks as of the date hereof, and we disclaim any obligation to update it.

This opinion is furnished to you and is for your use in connection with the transactions set forth in the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our Firm and this opinion in the Discussion and under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.

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